                                   EXHIBIT 9.1


                              MORGAN BEAUMONT, INC

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter "Agreement") made and entered into effective as at the 1st day of October, 2004, by and between MORGAN BEAUMONT INC., a Florida Corporation (hereinafter referred to as the "Company") and CLIFFORD WILDES, a Florida resident (hereinafter referred to as the "Executive").

                              W I T N E S S E T H:

WHEREAS, Company is engaged in the operation, management and sales of products and services;

WHEREAS, the parties are desirous of entering into an Employment Agreement to replace the agreement between the parties dated April 1, 2002: and

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         RECITALS
         --------

         The foregoing recitals are true and correct in every respect and are incorporated by reference herein.

         DEFINITIONS
         -----------

                  "Board" shall refer to the Board of Directors of Company.

                  "Disability" or "Disabled" shall mean a physical or mental impairment that prevents Executive from performing the essential functions of his job on a permanent basis.

                  "Gross Revenue" shall mean all income of Company derived from the sale of goods or services, less refunds or returns, for any fiscal year of Company.

                  "Margin" shall be defined as Profit expressed as a percentage of Gross Revenue.

                  "Option" shall mean a written document authorizing the purchase of stock of Company, at a specified price, for a defined period of time.

                  "Profit" shall mean net profits, after all business expenses have been deducted (including salaries and benefits), before taxes, for any fiscal year of Company.

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         DUTIES AND DEVOTION OF EFFORTS
         ------------------------------

                  DUTIES. Company hereby employs Executive as the Chief Executive Officer (hereinafter referred to as "CEO"). As CEO, Executive shall perform all duties and administrative tasks ordinarily performed by a chief financial officer of a similar business and other duties reasonably assigned to him by the Board of Directors (hereinafter the "Board") to the extent permitted under law, including the Securities Laws of the United States, and applicable canons of professional ethics and which may reasonably be accomplished under the terms set forth herein. Company is aware that Executive has other business interests that may from time to time require some of his time.

                  DEVOTION OF EFFORT. Executive hereby accepts such employment and agrees to devote his best professional efforts to the interests of Company as described herein. Executive agrees to faithfully observe and abide by all rules, regulations and Bylaws of Company which are in force and which are brought to his attention. During the term of the Agreement, Executive shall conduct himself in a manner befitting his position as a professional corporate Executive.

                  CHANGE OF POSITION. In the event Company requires Executive to change positions within Company or assume other roles within Company, the provisions of this Agreement shall remain in force, except that the description of Duties hereunder shall be amended by Company.

         TERM OF EMPLOYMENT
         ------------------

                  TERM.Company hereby employs Executive for the period commencing on October 1, 2004, and ending on September 30, 2007 ("Initial Term").

         COMPENSATION
         ------------

         During each Term hereof, Company shall provide the following to
         Executive:

                  BASE SALARY. Executive's Annual Base Salary shall be:

                           FOR THE PERIOD ENDING SEPTEMBER 30, 2005, $185,000;

                           SEPTEMBER 30, 2006, $205,000;

                           SEPTEMBER 30, 2007, $225,000.

         The Base Salary shall be paid in accordance with Company's uniform payroll procedures.

                  BONUS. Executive's Bonus shall be paid as set forth on
                  Schedule 5(b).

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

                  NON-CASH COMPENSATION. Company shall provide Executive with non-cash compensation as set forth on Schedule 5(c).

                  MEMBERSHIP FEES. Company shall provide membership (to include dues, initiation and other fees, and other expenses) in such associations and organizations as may hereinafter be approved by the Board of Directors of Company or its designee, as an aid to carrying out his duties and responsibilities for Company.

                  BENEFITS. Company shall provide Executive with health insurance and disability insurance (which shall be sufficient to cover the Base Salary for the term of the Agreement or the Maximum available for the term of the Agreement, whichever is less). In addition, Company will provide Executive with all of the employee benefits now or hereafter approved by Company for any officer, including, but not limited to, 401(k) plan or life insurance.

                  AUTOMOBILE. A car allowance of $750 a month, plus reimbursement of all gasoline receipts for Executive.

                  MISCELLANEOUS EXPENSES. Executive's travel, occupational licenses, cell phone expense, promotional and entertainment expenses, and all other related expenses.

                  LEAVE. Other than as stated herein, use of leave and observation of holidays shall be subject to Company policies which may change from time to time.

                           VACATION. Executive shall receive 6 weeks of paid Vacation per year, which shall carry over from year to year, and shall be paid in full upon Executive's separation from employment for any reason.

                           SICK LEAVE. Executive shall receive 8 days of paid Sick Leave per year, which may be used due to health issues of Executive or his immediate family. Unused sick leave is forfeited upon separation for any reason. Sick Leave may not be exchanged for compensation. In the event Executive uses all accrued Sick Leave, Executive may use any accrued Professional Development Time to care for his own illness or the illness of a member of his immediate family.

                  D & O INSURANCE. Company shall provide Director's and Officer's Insurance equal to or greater than that provided on the Effective Date of this Agreement.

                  COMPENSATION UPON SALE, MERGER OR OTHER CONSOLIDATION. If Company is sold, merged, consolidated or enters into any other transaction whereby a majority of control is transferred as defined by the Securities and Exchange reporting rules, (collectively, a "Change of Control"), Executive shall receive


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

                  upon the close of any such transaction, in addition to any other sums due hereunder, the greater of $750,000 cash or an amount equal to 7.5% of any sale price above $25,000,000.

                  PROFESSIONAL DEVELOPMENT TIME. Executive shall be entitled to a period of twenty (20) days per year of Professional Development Time to attend conventions or continuing education seminars or any other reason approved by the President, CFO or Chairman of the Board. There shall be a carryover of such time from year to year. However, no compensation shall be paid to Executive for any unused Professional Development Time upon termination of employment.

         EXECUTIVE EXPENSES
         ------------------

         Executive shall not be responsible for the payment of any approved expenses incurred in connection with his employment with Company if such expenses are not paid by Company.

         TERMINATION OF EMPLOYMENT
         -------------------------

                  TERMINATION. Either party may terminate this Agreement at the expiration of any Term by delivering a written notice of non-renewal to the other party at least 60 days prior to the expiration of such Term. Failure to provide such notice will result in an automatic renewal as set forth herein.

                  TERMINATION OF EMPLOYMENT BY COMPANY "FOR CAUSE". Company may immediately terminate this Agreement For Cause, as defined below, upon delivery of a written notice of For Cause Termination to Executive. For Cause shall mean upon the occurrence of any of the following events:

                           EXECUTIVE'S GROSS NEGLIGENCE OR MATERIAL AND BAD FAITH BREACH OF THIS AGREEMENT AFTER REASONABLE PRIOR WRITTEN NOTICE FROM COMPANY SPECIFYING THE NATURE OF THE ALLEGED BREACH OR FAILURE AND WARNING OF THE CONSEQUENCES OF A FAILURE TO CORRECT OR A REPEATED INCIDENT; OR

                           EXECUTIVE IS CONVICTED OF, OR PLEADS GUILTY OR NO CONTEST TO, ANY CRIME PUNISHABLE AS A FELONY OR EMBEZZLEMENT OR FRAUD; OR

                           EXECUTIVE ENGAGES IN IMMORAL OR DISHONEST ACTS WHICH MATERIALLY AND NEGATIVELY AFFECT COMPANY.

                  TERMINATION NOT FOR CAUSE. Company may terminate Executive's employment without cause by delivering notice of termination without cause to Executive. In the event Executive is demoted in a demotion approved by the Board of Directors of Company, then, if Executive does not consent to such demotion, then Executive's employment hereunder shall be considered terminated by Company without cause.


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

                  DEATH OR DISABILITY. The employment relationship between Company and Executive shall automatically terminate upon the death or total disability of Executive. Such a termination shall be considered a for cause termination of employment, except that Base Salary through the date of termination, any Options vested through the date of termination and any Bonus which has been earned but not yet paid (if such event of termination is subsequent to September 30 of any calendar year, but before the third Bonus installment has been paid) shall be paid by Company to Executive or Executive's estate, as appropriate. In addition, Executive shall be entitled to be paid the pro-rated portion of any Bonus which would have been earned for the fiscal year in which the event of termination occurs, within 90 days of the date of determination.

                  VOLUNTARY TERMINATION. Executive may voluntarily terminate this Agreement and employment relationship by giving sixty
                  (60) days written notice to the other party.

                  COMPENSATION UPON TERMINATION. Should Executive voluntarily terminate his employment with Company at any time during the term hereof, Executive will not be entitled to the remainder of any compensation possibly due under the employment agreement, including the Base Salary, any unvested Options and compensation due upon a sale. However, should Executive be involuntarily terminated by Company without cause, such person shall be entitled to be paid Base Salary for the 12 month period subsequent to termination (such 12 months to begin at the date notice of termination is given) in accordance with standard Company payroll procedures, shall be entitled to receive any Bonus which has been earned by not yet paid (if such termination is subsequent to September 30 of any calendar year but before the third Bonus installment is paid) shall be entitled to immediately vest any Options which would have vested in the 12 month period subsequent to termination and no other compensation of any type shall be due or owing. Notwithstanding the foregoing, should Executive be involuntarily terminated by Company with cause, Company shall not be obligated to pay any such compensation, including the then-remaining portion of the Base Salary all unvested Options at that time, and any possible compensation due upon a sale.

         NOTICE
         ------

         Any and all notices, requests, demands, directions or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given or made when personally delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows or to such other address as the party to whom the same is intended shall have specified in conformity with the foregoing:


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         As to Company:    Morgan Beaumont Inc.
                           2280 Trailmate Dr., Suite 101
                           Sarasota, FL 34243
                           Attn: Clifford Wildes, CEO

         As to Executive:  Clifford Wildes
                           2280 Trailmate Dr., Suite 101
                           Sarasota, FL 34243
                           (or such other address as may be provided by Executive in writing).

         INDEMNITY
         ---------

                  Executive shall indemnify and hold Company harmless from and against any and all claims or actions brought by any person or from liabilities, losses, damages, costs, penalties and expenses, including but not limited to attorneys' fees, costs and interest incurred by counsel of Company's choice, which may be sustained or incurred at any time by reason of:

                           EXECUTIVE'S FAILURE TO PERFORM THE SERVICES,
                           RESPONSIBILITIES AND DUTIES SET OUT IN THIS
                           AGREEMENT; OR

                           EXECUTIVE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN PERFORMING OR FAILING TO PERFORM ANY SERVICE WITHIN THE SCOPE OF EXECUTIVE'S EMPLOYMENT UNDER THIS AGREEMENT; OR

                           VIOLATIONS OF THE PROHIBITIONS OF CRIMINAL STATUTES UNDER FEDERAL OR STATE LAW; OR

                           VIOLATIONS OF THE PROHIBITIONS OF CIVIL STATUTES OR REGULATIONS UNDER FEDERAL OR STATE LAW (OTHER THAN THOSE INVOLVING SIMPLE OR ORDINARY NEGLIGENCE).

                  Company shall indemnify and hold Executive harmless from and against any and all claims or actions brought by any person or from liabilities, losses, damages, costs, penalties and expenses, including but not limited to attorneys' fees, costs and interest incurred by counsel of Company's choice, which may be sustained or incurred at any time by reason of Executive's Performance of the services, responsibilities and duties set out in this Agreement, except as otherwise set forth in Article 9a hereof.

         CONFIDENTIALITY. EXECUTIVE SHALL KEEP CONFIDENTIAL AND NOT USE OR DISCLOSE TO OTHERS, EXCEPT AS EXPRESSLY CONSENTED TO IN WRITING BY COMPANY OR AS REQUIRED BY APPLICABLE FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS, ANY SECRETS OR CONFIDENTIAL TECHNOLOGY, PROPRIETARY INFORMATION, CUSTOMER LISTS, OR TRADE SECRETS OF COMPANY, OR ANY MATTER, FORMULA, TECHNIQUE OR THING ASCERTAINED


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

BY EXECUTIVE THROUGH ASSOCIATION WITH COMPANY, THE USE OR DISCLOSURE OF WHICH MATTER OR THING MIGHT REASONABLY BE CONSTRUED TO BE CONTRARY TO THE BEST INTERESTS OF COMPANY. EXECUTIVE FURTHER AGREES THAT UPON TERMINATION OF THIS AGREEMENT, EXECUTIVE SHALL NEITHER TAKE NOR RETAIN, WITHOUT PRIOR WRITTEN AUTHORIZATION FROM COMPANY, ANY PAPERS, PATIENT LISTS, FEE BOOKS, RECORDS, FILES, OR OTHER DOCUMENTS OR COPIES THEREOF OR OTHER CONFIDENTIAL INFORMATION OR FORMULA OF ANY KIND BELONGING TO COMPANY PERTAINING TO ITS CLIENTS, BUSINESS, SALES, FINANCIAL CONDITION, OR PRODUCTS. WITHOUT LIMITING OTHER POSSIBLE REMEDIES TO COMPANY FOR THE BREACH OF THIS COVENANT, EXECUTIVE AGREES THAT AN INJUNCTION OR OTHER EQUITABLE RELIEF SHALL BE AVAILABLE TO ENFORCE THIS COVENANT, AND SUCH RELIEF TO BE WITHOUT THE NECESSITY OF POSTING A BOND, CASH OR OTHERWISE. THE PARTIES SPECIALLY AGREE THAT CONFIDENTIAL INFORMATION DOES NOT INCLUDE INFORMATION THAT (I) IS OR BECOMES AVAILABLE TO THE PUBLIC OTHER THAN AS A RESULT OF A DISCLOSURE BY EXECUTIVE, (II) WAS WITHIN EXECUTIVE'S POSSESSION PRIOR TO THE INFORMATION BEING FURNISHED TO IT BY COMPANY, DURING THEIR TERM OF EMPLOYMENT WITH COMPANY, OR (III) BECOMES AVAILABLE TO EXECUTIVE ON A NON-CONFIDENTIAL BASIS AND LAWFULLY FROM A SOURCE OTHER THAN COMPANY, PROVIDED THAT SUCH OTHER SOURCE IS NOT BOUND BY A CONFIDENTIALITY AGREEMENT WITH COMPANY.

         NON COMPETITION
         ---------------

                  Executive agrees that while Executive continues to be employed by Company and for a period of two (2) years following termination of employment, for any reason, including expiration of this Agreement, Executive will not directly or indirectly:

                           SOLICIT OR CONTACT ANY CLIENTS, POTENTIAL CLIENTS OR CANDIDATES, EXCEPT ON BEHALF OF COMPANY, OR TO PERSUADE CLIENTS, POTENTIAL CLIENTS OR CANDIDATES TO CEASE TO DO BUSINESS WITH COMPANY OR TO REDUCE THE AMOUNT OF BUSINESS WITH COMPANY;

                           EMPLOY OR RETAIN, OR ATTEMPT TO EMPLOY OR RETAIN, OR ASSIST ANYONE ELSE TO EMPLOY OR RETAIN ANY PERSON WHO IS THEN, OR AT ANY TIME DURING THE PRECEDING YEAR, AN EXECUTIVE OF COMPANY;

                           COMPETE WITH THE BUSINESS OF COMPANY;

                           ENGAGE IN, OR BE INVOLVED IN ANY WAY, IN ANY
                           UNDERTAKING OR ACTIVITIES, OR BE EMPLOYED BY OR HAVE AN OWNERSHIP INTEREST IN ANY BUSINESS OR ENTERPRISE WHOSE BUSINESS IS SIMILAR TO THAT OF COMPANY;

                           DISCLOSE TO ANYONE, ANY CONFIDENTIAL INFORMATION, TRADE SECRETS OR CLIENT LISTS, OR UTILIZE SUCH CONFIDENTIAL INFORMATION, TRADE SECRETS OR CLIENT LISTS FOR EXECUTIVE'S OWN BENEFIT, OR FOR THE BENEFIT OF ANY THIRD PARTIES. BOTH DURING AND AFTER THE TERM OF EXECUTIVE'S EMPLOYMENT WITH COMPANY, EXECUTIVE AGREES NOT TO USE, REVEAL, REPORT, PUBLISH, DISCLOSE


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

                           OR TRANSFER, DIRECTLY OR INDIRECTLY, ANY OF THE CONFIDENTIAL INFORMATION FOR ANY PURPOSE EXCEPT AS REQUIRED IN EXECUTIVE'S DUTIES FOR COMPANY OR WITH THE PRIOR WRITTEN AUTHORIZATION OF COMPANY;

                           UTILIZE ANY OF THE BUSINESS PLANS OR METHODS USED BY COMPANY, EXCEPT AS AN EXECUTIVE OF COMPANY IN FURTHERANCE OF EXECUTIVE'S JOB DUTIES WITH COMPANY.

                           UNDERTAKE ANY ILLEGAL ACTIVITIES OR ANY ACTS THAT ARE NOT IN THE BEST INTERESTS OF COMPANY.

                  For the purposes of this Agreement, the term "confidential information" shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable or subject to protection by a copyright) to which Executive receives access or which Executive develops, in whole or in part, as a direct or indirect result of Executive's employment with Company or in the course of Executive's employment with Company or through the use of any of Company's facilities or resources and shall include, but not be limited to: (i) computer software, product specifications, contract forms, pricing policies, clients, client lists, client and candidate requirements, suppliers, supplier lists, personnel data, production processes, business and marketing plans, or strategies, financial performance and projections, cost data, and other materials or information relating to the manner in which Company does business; (ii) intellectual property, discoveries, concepts and ideas, and the embodiment thereof, including, without limitation, the nature and results of research and development activities, processes, formulas, techniques, "know-how", designs, drawings and specifications; (iii) any other materials or information related to the business or activities of Company which are not generally known to others engaged in similar businesses or activities; (iv) all inventions; and (v) ideas which are derived from or related to Executive's access to or knowledge of any of the above enumerated materials and information.

                  Executive agrees that the "confidential information" is and shall at all times remain the sole and exclusive property of Company and that any of the "confidential information" produced by Executive shall be considered work for hire and the exclusive property of Company.

                  SinceCompany conducts business throughout the United States and World, the prohibitions of the preceding paragraph shall apply in and throughout the United States and World.

                  Failure of any party at any time to insist upon strict performance of a condition, promise, agreement, or understanding set forth herein, shall not be construed as a


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                  waiver or relinquishment of the right to insist upon strict performance of such condition, promise, agreement or understanding at a future time.

                  The parties agree that Company may assign this Agreement, and any successor-in-interest shall have the right to full enforcement of this Agreement.

                  The parties hereto agree that a breach of this Agreement by Executive would cause damages that are not readily ascertainable. The remedies under this Agreement include but are not limited to, temporary and permanent injunctions, actual damages and any other appropriate remedies at law and in equity.

         MISCELLANEOUS PROVISIONS
         ------------------------

                  FLORIDA LAW AND VENUE. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. If any action, suit or proceeding is instituted as a result of any matter or thing affecting this Agreement, the parties hereby designate Sarasota County, Florida, as the proper jurisdiction and the venue in which same is to be instituted.

                  NO PRESUMPTION. The fact that the first (or later) draft of this Agreement was prepared by counsel for either party shall create no presumptions and specifically shall not cause any ambiguities to be construed against the other party.

                  HEADINGS. The Paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

                  BINDING EFFECT. This Agreement shall be legally binding upon and shall operate for the benefit of the parties hereto, their respective heirs, personal and legal representatives, transferees, successors, assigns and beneficiaries.

                  ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter addressed herein, and all prior understandings and agreements, whether written or oral, between and among the parties hereto relating to the subject matter of this Agreement are merged in this Agreement. Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement by any belief that the other will waive or modify the provisions of this Agreement in the future.

                  SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.


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

                  COUNTERPARTS. This Agreement may be signed and executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

                  NON ASSIGNABLE. This Agreement, or any provision thereof, being in the nature of personal services, may not be assigned nor duties delegated to any other person or entity and any such purported assignment or delegation is void AB INITIO.

                  MODIFICATION. This Agreement may only be modified in writing and signed by each of the parties hereto.

                  PLURAL AND GENDER. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

                  SURVIVAL. All representations, warranties and provisions hereof without limitation shall survive the termination of this Agreement, the liquidation or dissolution of the Corporation, if any, and shall thereby continue in full force and effect at all times hereafter.

                  NO WAIVER OF BREACH. The waiver or inaction by either party hereto of a breach of any condition of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such party, nor shall it constitute a waiver of that party's rights, actual or inherent. The failure of any party hereto in any instance to insist upon a strict performance of the terms of this Agreement or to exercise any option herein shall not be construed as a waiver or a relinquishment in the future of such term or option, but that the same shall continue in full force and effect.

                  MERGER. All prior agreements, discussions or matters heretofore pending between the parties, unless specifically referred to herein, have been merged into this Agreement and no claim or assertion based upon agreements, purported or otherwise, not herein contained shall be binding or enforceable by either party.

                  NON-DISCLOSURE. Executive shall execute such non-disclosure agreement with respect to confidential information of Company as is required of all executive staff of Company. Executive shall see that such non-disclosure agreements are executed by all executive staff as a condition of continued employment.

                  ATTORNEYS' FEES AND COSTS. If it should become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection therewith.


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

                  WAIVER OF JURY TRIAL. To the extent permitted by law, in the event of a dispute between the parties, Executive and Company hereby elect to have a judge rather than a jury resolve any future disputes and hereby waive a trial by jury of any and all issues arising in any action or proceeding relating to this Agreement or to their employment relationship. However, for additional clarity, the following is a list of some of the types of claims included in this Waiver of Jury Trial: all claims in tort (for negligent or intentional acts), in contract (whether verbal or written), by statute, for constitutional violation, for wrongful discharge, discrimination, harassment, retaliation, or claims of personal injury, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to, any and all claims, demands, rights, and/or causes of action arising out of their relationship from the beginning of time until the end of time. The Parties understand that the right to a trial by jury is a constitutional right and that this election to have a judge determine any claim, rather than a jury, is a voluntary choice.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    COMPANY:

                                    MORGAN BEAUMONT INC.

                                    BY: ________________________________________
                                        AS ITS _________________________________


                                    EXECUTIVE:

                                    BY: ________________________________________
                                        CLIFFORD WILDES

JLM-609513.3


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

                                  SCHEDULE 5(b)

                                  ANNUAL BONUS


Wildes and Craig shall each be entitled to a bonus per year for the Term of their agreements as follows:

         A. In the event Company's annual (fiscal year) Gross Revenue exceeds $10,000,000 and Company realizes a Margin of twenty percent (20%) or more during such time, Executive shall be entitled to a bonus equal to three percent (3.0%) of that fiscal year's Profit.

         B. In the event Company's annual (fiscal year) Gross Revenue is less than $10,000,000 or Company realizes a Margin of less than twenty percent (20%) during any fiscal year, Executive shall be entitled to a bonus equal to two and one-half percent (2.5%) of that fiscal year's Profit.

         C. The specific bonus amount shall be determined no later than thirty (30) days after the end of each fiscal year (September
                  30th) and shall be due and payable to Executive in three equal installments, the first due within thirty (30) business days after the date of determination, the second due within sixty
                  (60) days after the date of determination, and the third due, subject to adjustment as provided below, within ninety (90) days following the date of determination. If the annual audit by Company's auditors shows a Profit different from that previously determined by Company, then an adjustment shall be made to the third payment and Executive shall be paid or shall repay the difference (if the third installment is insufficient to meet the shortfall), as the case may be, and any repayment by Executive be made within ten (10) business days thereafter. All payments of bonus by Company will be subject to cash availability.


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

                                  SCHEDULE 5(c)

                                  STOCK OPTIONS


Executive shall be issued Options directly from Company (the "Options"):

3,250,000 Options at a price of $.20 per share; 1,625,000 vested as of October 1, 2004; 812,500 vested as of September 30, 2005; and 812,500 vested as of September 30, 2006.

In addition, Executive shall receive, upon execution hereof cash of $75,000.

All Options issued hereunder shall immediately vest in the event of a Change of Control as defined herein.


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